EXHIBIT 99.1

Somera Communications, Inc. CFO Announces Departure Effective at the End of 2004; David Peters Joins Company as Vice President, Finance

SANTA BARBARA, California, September 15, 2004 — Somera Communications, Inc. (NASDAQ: SMRA), announced today that C. Stephen Cordial will depart from his position as vice president and chief financial officer effective December 31, 2004. Somera expects that Mr. Cordial will also remain with Somera during the first quarter of 2005 in a consulting capacity. In addition, Somera announced the appointment of David J. Peters as its Vice President, Finance and Corporate Controller.

“Since joining the company in August 2002, Steve has helped guide Somera through some extremely challenging times in the telecommunications industry,” said David W. Heard, president and chief executive officer of Somera. “Steve’s contributions have been invaluable to Somera and we wish him well.”

Prior to joining Somera, Mr. Peters served as Controller at Santera Systems Inc., a next-generation telecommunications equipment and as Vice President Accounting and Financial Administration at Protection One Inc., a publicly held international residential and commercial security company.

About Somera Communications

Somera provides equipment lifecycle management solutions to support operators need to extend the life of legacy networks at the lowest cost and greatest return. The company buys, sells, and services new and refurbished equipment and provides strategic support to maximize equipment lifecycles and ROI. Founded in 1995, Somera has developed an impressive base of over 1,100 customers worldwide, including the industry leaders from each segment of the telecommunications market. Visit Somera on the Web at www.somera.com.

Source: Somera Communications, Inc.